UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2014
BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC
(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)
11451 Katy Freeway, Suite 500
Houston, Texas 77079
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (281) 598-8600
Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On January 25, 2013, Black Elk Energy Offshore Operations, LLC (the “Company”) entered into the Third Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Third Amendment”). The Third Amendment was effective as of January 25, 2013.
The Third Amendment amended the Company’s operating agreement, among other things, to create a class of non-voting Class E Preferred Units (herein so called). Certain Class E Preferred Units, having an aggregate liquidation preference of $50 million and accruing dividends payable in kind at a rate per annum of 20%, were issued by the Company to PPVA as consideration for PPVA’s equity contribution to the Company.
The foregoing description of the Third Amendment is not intended to be complete and is qualified in its entirety by reference to the Third Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

602927704.2

Exhibit 99.1

Item 1.02	Termination of a Material Definitive Agreement

On September 16, 2013, Black Elk Energy Offshore Operations, LLC (the “Company”) entered into a Subscription Agreement (as subsequently supplemented on September 26, 2013, the “Agreement”) with Asiasons Capital Limited (“Asiasons”) for the sale of 9,960,159 Class B Units of the Company for an aggregate purchase price of approximately $50 million. Pursuant to the Agreement, Asiasons would pay for the Class B Units by issuing the Company a total of 53,146,970 ordinary shares in Asiasons.
Closing of the transactions contemplated by the Agreement was subject to a number of conditions precedent. Because some of the conditions had not yet been satisfied, the Company and Asiasons mutually agreed to terminate the Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    Resignation of Chief Financial Officer
Bruce Koch
On January 9, 2014, Black Elk Energy Offshore Operations, LLC (the “Company”) announced the resignation of Bruch Koch, Vice President and Chief Financial Officer, effective January 7, 2014.
(c)    Appointment of Chief Financial Officer
Jeff Shulse
On January 8, 2014, the Company appointed Jeffrey Shulse, age 43, as its Chief Financial Officer, effective immediately. Mr. Shulse has more than 20 years of finance, M&A and oilfield operations experience. Most recently, Mr. Shulse was founder and President of Freedom Well Services, a P&A, slickline and electronic line services company, from April 2011 to the present. Prior to launching Freedom Well Services, Mr. Shulse was VP of Finance with Norse Cutting & Abandonment from July 2007 to April 2011, CFO and General Counsel for American InfoSource from June 2004 to July 2007 and has public accounting experience with both Arthur Andersen LLP and Deloitte Touche Tohmatsu Limited in the areas of M&A, structured finance and taxation. Mr. Shulse is a Certified Public Accountant and a member of the State Bar of Texas and holds a Bachelor of Business Administration in Accounting from the University of Houston and a JD from the University of Houston Law Center.

Prior to his employment with the Company, Mr. Shulse served as the President of Freedom Well Services, a subsidiary of the Company, and received a salary and benefits for such employment.

Effective as of January 8, 2014, the Company entered into an employment agreement (the “Shulse Agreement”) with Jeffrey Shulse, the Chief Financial Officer, for a term ending the earliest of (i) two years from the date of the Shulse Agreement or (ii) the date of Mr. Shulse’s termination of employment. Under the Shulse Agreement, Mr. Shulse receives a base salary of $287,500 per annum and is eligible for an award of an Employee Interest (as such term is defined in the Shulse Agreement) in Black Elk Employee Incentive, LLC. Mr. Shulse is eligible to participate in the Company incentive compensation program with a target of 50% of his annual salary. Mr. Shulse is also entitled to receive life insurance, medical, disability and other employee benefit plans pursuant to the Shulse Agreement. Further, Mr. Shulse is eligible to participate in incentive pay, deferred compensation, profit-sharing or retirement plans of the Company that may be in effect, from time to time, to the extent such plans are generally available to other executive officers of the Company.

602927704.2

Exhibit 99.1

In the event of termination of employment by the Company without cause or by Mr. Shulse following a material breach of the Shulse Agreement by the Company, Mr. Shulse would be entitled to the following severance benefits: (i) a lump sum amount equal to 12 months base salary and (ii) employee benefits Mr. Shulse would otherwise be entitled to pursuant to the Shulse Agreement for 12 months.
Pursuant to the Shulse Agreement, Mr. Shulse is subject to non-compete and non-solicitation obligations both during, and after, his employment with the Company.
The foregoing description of the Shulse Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shulse Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit
Exhibit 10.1    Employment Agreement, dated January 8, 2014 by and between Black Elk Energy
Offshore Operations, LLC and Jeffrey Shulse.

602927704.2

Exhibit 99.1

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 13, 2014

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC Black Elk Energy, LLC, its sole member

By:	/s/ John Hoffman
	Name:	John Hoffman
	Title:	President and Chief Executive Officer

602927704.2

Exhibit 99.1

EXHIBIT INDEX

Exhibit No.    Description

Exhibit 10.1	Employment Agreement, dated January 8, 2014, by and between Black Elk Energy Offshore Operations, LLC and Jeffrey Shulse.

602927704.2